Exhibit 21

                              LIST OF SUBSIDIARIES

The following is a list of all subsidiaries of Trustmark as of December 31, 2002, and the jurisdiction in which each was organized. Each subsidiary does business under its own name.

Name                                               Jurisdiction Where Organized
----------------------------------------------     ----------------------------
Trustmark National Bank                                    Mississippi
F. S. Corporation                                          Mississippi
First Building Corporation                                 Mississippi
Somerville Bank & Trust Company                            Tennessee
Trustmark Financial Services, Inc. (1)                     Mississippi
The Bottrell Insurance Agency, Inc. (1)                    Mississippi
Trustmark Investment Advisors, Inc. (1)                    Mississippi


         (1)  Subsidiary of Trustmark National Bank.